Exhibit 10.1

MUTUAL SEVERANCE AND RELEASE AGREEMENT

This Mutual Severance and Release Agreement (this “Agreement”) is made and entered into by and between the undersigned individual (the “Employee”) and Mannatech, Incorporated, a Texas corporation (the “Company”) (each of the Company and the Employee may be referred to herein as a “Party,” and collectively, they may be referred to herein as the “Parties”).

RECITALS

A. The Employee was employed by the Company as Co-Chief Executive Officer and Chief Financial Officer pursuant to the terms of that certain Employment Agreement, effective as of October 5, 2007, between the Employee and the Company, as amended to date (the “Employment Agreement”).

B. The Employee has tendered his resignation as Co-Chief Executive Officer and Chief Financial Officer of the Company, and the Employee and the Company desire to amicably sever the employment relationship that existed between them, as more specifically set forth herein.

C. As a consequence of the Employee’s employment with the Company and the Employment Agreement, the Employee is entitled to receive certain compensation and other benefits pursuant to the terms of the Employment Agreement.

D. The Parties have agreed, without any Party admitting liability of any kind, to enter into this Agreement pursuant to which each and every claim and/or cause of action asserted or which could have been asserted by the Employee against the Company will be forever and finally released.

E. Both Parties have read and understand the terms and provisions of this Agreement and desire and intend to be bound by the terms and provisions of this Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Release and Waiver Agreement.  The Employee acknowledges and understands that this Agreement is a release and waiver contract and that this document is legally binding.  The Employee and the Company understand and acknowledge that by executing this Agreement, each Party has confirmed that it has read and understood each provision and agrees to all of the provisions set forth in this Agreement.

2. Claims Covered by Agreement.  The Employee and the Company acknowledge and understand that this Agreement applies only to claims that accrue or have accrued prior to the Effective Date of this Agreement.  For purposes of this Agreement, the “Effective Date” shall mean the date that is eight (8) days after the Employee’s execution of this Agreement, provided that Employee has not provided notice of revocation of this Agreement.

3. Termination of Employment.  The Employee’s employment with the Company terminated effective on January 27, 2012 (the “Termination Date”); provided, however, effective as of December 13, 2011, the Employee no longer served as the Company’s Co-Chief Executive Officer and Chief Financial Officer.

4. Consideration.  The Parties acknowledge and agree that the Employee’s resignation does not constitute a resignation with “Good Reason” (as defined in the Employment Agreement) that would entitle the Employee to the severance payments set forth in Section 9.3(b) of the Employment Agreement.  Accordingly, the Employee is entitled only to the compensation and benefits set forth in Section 9.5 of the Employment Agreement.  Except as set forth below, the Company shall provide the Employee with the compensation and benefits set forth in Section 9.5 of the Employment Agreement.  The Parties hereby agree that the Employee shall be entitled to the following supplemental payments and benefits:

(a) Deferred Bonuses.  Employee acknowledges that the Company has paid the Employee $10,156.00 in a single lump sum payment, less applicable withholding taxes, in satisfaction of all prior bonuses, the payment of which had been deferred by the Company.

(b) Automobile.  Within ten (10) business days after the execution of this Agreement, the Company shall transfer (or cause to be transferred) to the Employee title to the automobile operated by the Employee under the Company’s executive car program.  It is the Employee’s responsibility to report and pay any income taxes associated with the market value of such automobile.

(c) Mobile Phone.  The Employee shall be entitled to keep the mobile phone currently provided to the Employee by the Company but shall be responsible for all service and use charges and other applicable costs after the Termination Date.

(d) Company Products.  Commencing on the date hereof, the Employee shall be eligible throughout his lifetime to purchase the Company’s products at the discounted price for which such products are offered to the Company’s employees on the date of the Employee’s purchase, up to $200 in products per month.  In addition, until the Termination Date, the Employee shall be eligible to participate in purchase price rebates offered by the Company to employees who purchase certain of its products.  The Company makes no commitment to make any specific product available.  In the event the Company discontinues its employee discount program, the Employee shall have the right to purchase Company products at then current employee pricing for his lifetime.

The Employee acknowledges and agrees that the compensation and benefits as set forth in this Section 4, including the compensation and benefits required by Section 9.5 of the Employment Agreement, constitute the totality of all benefits of any kind due and owing to the Employee as a result of the termination of Employee’s employment with the Company and that upon execution and delivery of this Agreement, the Employee shall be entitled to no other benefits, payments, distributions, transfers, penalties or other amounts or consideration of any kind from the Company as a consequence of, relating to or in connection with the Employee’s employment by the Company or the termination of such employment.  In addition to the foregoing, the Employee acknowledges and agrees that he will not be eligible for, or entitled to, either an annual grant of equity in 2012 or an increase in his annual base salary rate for 2012.

5. Consultation with Attorney, Review Period, and Revocation Period.

(a) The Employee is advised, and acknowledges that he has been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement.  The Employee acknowledges that he has read this Agreement, as signified by the Employee’s signature hereto, and is voluntarily executing the same after advice of counsel for the purposes and consideration herein expressed.

(b) The Employee acknowledges that he has been provided with a period of at least twenty-one (21) days within which to consider, review, and reflect upon the terms of this Agreement.  Any discussions about or changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.

(c) The Employee has seven (7) days in which he may revoke this Agreement after he signs it.  This Agreement shall not be effective until the expiration of seven (7) days after the Employee signs it without revocation.  Any amounts payable under this Agreement shall be paid no sooner than the expiration of seven (7) days after the Employee satisfies all conditions precedent to the Company’s obligation to make such payments.  Any revocation of this Agreement must be delivered in writing to the Company’s General Counsel prior to the expiration of seven (7) days after the Employee signs this Agreement.

6. Release. In exchange for the promises and/or covenants of the Company contained herein and subject to the provisions contained within this Agreement, the Employee covenants and agrees as follows:

(a) Release and Waiver by the Employee.  For and in consideration of the compensation and benefits referenced above, as well as the covenants and/or promises contained herein the receipt and sufficiency of which are hereby acknowledged, as well as the covenant set forth in Section 9.4 of the Employment Agreement, the Employee, on behalf of the Employee and his family, assigns, representatives, agents, heirs and/or attorneys, if any, hereby covenants not to sue and fully, finally, and forever releases, acquits and discharges the Company, along with its former and present parents, subsidiaries, and/or affiliates, along with its predecessors, successors and/or assigns, if any, as well as their respective former and present officers, administrators, directors, shareholders, general or limited partners, representatives, agents, employees and/or attorneys, if any, jointly and severally (collectively, the “Released Parties”), from any and all claims, demands, actions, liabilities, obligations and/or causes of action of whatever kind or character, whether known or unknown, which the Employee or anyone on the Employee’s behalf or for the Employee’s benefit has or might claim to have against the Released Parties for any and all injuries, harm, damages (actual and punitive), penalties, costs, losses, expenses, attorneys’ fees and/or liability or other detriment, if any, whatsoever and whenever incurred or suffered by the Employee arising out of, relating to, or in connection with any transaction or occurrence which transpired prior to the execution of this Agreement, including, without limitation:

(i) any claim under federal, state, or local law which provides civil remedies for the enforcement of rights arising out of the employment relationship, including, without limitation, discrimination and retaliation claims, such as claims or causes of action under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000 et seq.; The Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981; The Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; Fair Labor Standards Act, as amended, 29 U.S.C. § 201, et seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1000 et seq.; Family and Medical Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Texas Commission on Human Rights Act, as amended, Texas Labor Code § 21.001, et seq.; or any other statute prohibiting discrimination or retaliation in employment under any federal, state, or local law; and

(ii) claims for unpaid or withheld wages, relocation allowances or benefits, other benefits, commissions, bonuses or profit-sharing, wrongful discharge, breach of contract, breach of fiduciary duty, promissory estoppel, fraud, breach of any implied covenants, assault, battery, negligence, defamation, invasion of privacy, slander, intentional infliction of emotional distress, or any other contract, tort, or statutory claim.

(b) Covenant Not to Sue and Indemnification. The Employee hereby specifically covenants and agrees that the Employee will not initiate, or cause to be initiated, any action or cause of action against the Company or any of the other Released Parties in the future asserting any claim covered by the release set forth herein.  The Employee further agrees to indemnify the Company and all other Released Parties for (i) any additional sum of money that any of them may hereafter be compelled to pay the Employee, and (ii) any of the Company’s or other Released Parties’ legal fees, costs, and expenses associated therewith, on account of the Employee bringing or allowing to be brought on the Employee’s behalf any legal action based directly or indirectly upon the claims covered by the release set forth herein.

(c) The Employee and the Company acknowledge and agree that although Section 6A prohibits the Employee from filing a lawsuit concerning claims covered by the release set forth herein, it does not prohibit the Employee from lodging a complaint with or participating in a proceeding before any governmental agency.

(d) The Employee acknowledges and agrees that the additional benefits hereunder constitutes benefits to which the Employee was not previously entitled and, further, that the additional benefits hereunder constitutes fair and adequate consideration for the execution of this Agreement.

7. Confidentiality.  The Employee acknowledges and agrees that the terms and provisions of this Agreement shall remain strictly confidential, and shall not be divulged or disclosed by the Employee except as set forth herein.  Notwithstanding the foregoing, nothing in this paragraph or its subparts shall prevent the following disclosures of this Agreement by the Employee:  (a) the Employee may disclose the terms of this Agreement to the Employee’s attorneys, immediate family members, and tax advisors and (b) the Employee shall be permitted to disclose the terms of this Agreement as required by any court of competent jurisdiction or government agency.  Other than the exceptions set forth herein, the Employee agrees this Agreement shall not be voluntarily introduced as evidence in any proceeding or in any lawsuit unless required by law or court order.  Nothing contained in this subparagraph shall prevent the Employee from stating that “the matter has been resolved.”

The Employee covenants and agrees that this confidentiality agreement is contractual and its terms are material to this Agreement.  In the event that the Company proves in a legal proceeding that the Employee has disclosed the terms of this Agreement or otherwise has breached this confidentiality agreement, the Company shall be entitled to recover its actual damages from the Employee, as well as its reasonable expenses, including attorneys’ fees incurred in the prosecution of any legal proceeding.

8. Nondisparagement.  The Employee agrees that he will refrain from engaging in any conduct, verbal or otherwise, that would disparage or harm the reputation of the Company or any of the other Released Parties.  Such conduct shall include, but not be limited to, any negative statements made verbally or in writing by the Employee about the Company or any of the Released Parties.

9. Choice of Law and Venue.  The Parties agree that this Agreement shall be performed in Dallas County, Texas and that the laws of the State of Texas shall govern the enforceability, interpretation and legal effect of this Agreement.  The Parties also agree that venue of any action to enforce the provisions of this Agreement, or any document executed in connection herewith, shall be in Dallas County, Texas.

10. Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the Parties, and supersedes prior understandings and agreements, if any, among or between the Parties with respect to the subject matter hereof.  There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between and among the Parties which are not fully expressed or incorporated by reference herein.

11. Amendments.  Any modification of this Agreement or additional obligation assumed by any Party in connection with this Agreement shall be binding only if evidenced in writing signed by each Party or an authorized representative of each Party.  Additionally, this Agreement cannot be changed or terminated orally, but may be changed only through written addendum executed by all Parties.

12. Severability.  The Parties acknowledge and understand that, if any term of this Agreement shall be determined by a court to be illegal, invalid, unconscionable or unenforceable, the remaining provisions will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term shall be deemed not to be a part of this Agreement.

13. Binding Effect.  This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, spouses, agents, attorneys, servants, employees, principals, partners, whether limited or general, and assigns, if any.  Each of the Parties represents and warrants that he or it has the authority to act on his or its behalf and to bind him or it to this Agreement.

14. Disputes Relating to Agreement.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation.  In the event of the violation or threatened violation of any of the covenants and/or promises in this Agreement, the non-breaching party shall be entitled to injunctive relief, both preliminary and final, enjoining and restraining such violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching party, at law or in equity.

15. Free Will.                      The Employee and the Company acknowledge that each has had an opportunity to consult with his or its respective attorneys concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their signatures hereto, and are voluntarily executing same after advice of counsel for the purposes and consideration herein expressed.

16. Employment Agreement.  Except as modified hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms, including without limitation Section 4 (Confidential Information), Section 5(Ownership of Information, Inventions, and Original Work), Section 6 (Non-Competition and Non-Solicitation) and Section 7.1 (Non-Disparagement) of the Employment Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the latest date set forth on this page

THE EMPLOYEE:

Date: March 12, 2012                                                                                      /s/ Stephen D. Fenstermacher______________

    Stephen D. Fenstermacher

MANNATECH, INCORPORATED

Date: March 12, 2012                                                                                      /s/ Robert A. Sinnott_____________________

    Robert A. Sinnott, Chief Executive Officer